Exhibit 4.16

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED 7  1/2% CONVERTIBLE NOTE

WHEREAS, the Company has issued to the Holder, as such terms are defined herein, a 7  1/2% Convertible Note, dated August 5, 2005 (the “Existing Note”), in the aggregate principal amount of Four Hundred Eighty Thousand United States Dollars (US$480,000); and

WHEREAS, the outstanding principal balance of the Existing Note as of July 12, 2012 is Four Hundred Eighty Thousand United States Dollars (US$480,000) (the “Existing Principal Balance”);

WHEREAS, the Company and the Holder wish to amend certain terms and conditions of the Existing Note, and to amend and restate the form of such Existing Note; and

WHEREAS, in exchange for the Holder agreeing to amend and restate the Existing Note, the Company is issuing to the Holder a warrant to purchase sixty thousand (60,000) Ordinary Shares (as defined below) (the “Warrant”).

Therefore, the terms and conditions of the Existing Note are hereby amended and restated such that the terms and conditions of this Amended and Restated 7  1/2% Convertible Note replace and supersede the terms and conditions of the Existing Note in their entirety.

US$480,000	July 18, 2012

FOR VALUE RECEIVED, ViryaNet Ltd., an Israeli corporation (the “Company”), hereby unconditionally promises to pay to the order of LibertyView Special Opportunities Fund, L.P. (the “Holder”), having an address at c/o LibertyView Capital Management, Plaza 10 – Harborside Financial Center, Suite 202, Jersey City, NJ 07302, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the Applicable Principal Balance in accordance with Section 4A of this Note, plus all accrued but unpaid interest due and owing on this Note in accordance with Section 4B of this Note.

1. Definitions. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Aggregate Monthly Principal Payments” shall mean Two Hundred Seventy Thousand United States Dollars (US$270,000).

“Applicable Principal Balance” shall mean the Existing Principal Balance less (i) any Monthly Principal Payments made by the Company to the Holder and (ii) the principal amount of this Note converted by the Holder into Ordinary Shares after July 18, 2012 in accordance with Section 6 of this Note.

“Board” shall mean the Board of Directors of Company.

“Business Day” means any day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control” means, at any time (i) any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the Exchange Act, or any successor provision thereto, shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than 50% of the aggregate voting power of the Company; or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction; or (iii) the Company sells or transfers its assets, as an entirety or substantially as an entirety, to another Person.

“Change of Control Conditions” means either (A) the consideration received by holders of the Ordinary Shares in connection with the Change of Control transaction consists of all cash, (B) the Person effecting the Change of Control does not have a class of equity securities registered pursuant to Section 12(b) or 12(g) of the Exchange Act or (C) the Person effecting the Change of Control has a Market Capitalization of less than US$25,000,000

“Company” shall have the meaning ascribed to such term in the first paragraph of this Note following the recitals.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” shall mean US$ 11.025 per share, subject to adjustment as provided in Section 6.

“Designated Event” means the occurrence of either (i) a Change of Control meeting the Change of Control Conditions or (ii) a Termination of Trading.

“Designated Event Repurchase Date” shall have the meaning ascribed to such term in Section 5 hereof.

“Designated Event Repurchase Notice” shall have the meaning ascribed to such term in Section 5 hereof.

“Designated Event Repurchase Price” shall have the meaning ascribed to such term in Section 5 hereof.

“Event of Default” shall have the meaning ascribed to such term in Section 9 herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Accrued Interest” shall have the meaning ascribed to such term in Section 4B(a) of this Note.

“Existing Note” shall have the meaning ascribed thereto in the recitals to this Note.

“Existing Principal Balance” shall have the meaning ascribed thereto in the recitals to this Note.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Holder” shall have the meaning ascribed to such term in the first paragraph of this Note following the recitals.

“Indebtedness” means any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to,

Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Investors” shall have the meaning ascribed to such term in the Purchase Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Market Capitalization” shall mean, as to any Person on any date of determination, the product of (i) the number of shares of capital stock or other similar equity interests of such Person issued and outstanding as of the date of determination (excluding, for this purpose, any shares of capital stock or other similar equity interests issued by such Person in connection with a Change of Control transaction) and (ii) the average Market Price per share of such shares of capital stock or other similar equity interests for each of the ten Trading Days ending immediately prior to the date of determination.

“Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of securities: (A) if such security is then listed on a national stock exchange (including The Nasdaq Stock Market, Inc. (“Nasdaq”)), the Market Price shall be the closing bid price of one share of such security on such exchange on the last Trading Day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing bid price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the closing sale price of one share of such security on the Over-the-Counter Bulletin Board on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (C) if such security is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of such security on the “pink sheets” on the last Trading Day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last Trading Day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

“Monthly Principal Payment” shall have the meaning ascribed to such term in Section 4A(b) of this Note.

“Monthly Principal Payment Date” shall have the meaning ascribed to such term in Section 4A(b) of this Note.

“Note” shall have the meaning ascribed to such term in the first paragraph of this Note following the recitals.

“Ordinary Shares” shall mean the Ordinary shares, nominal value NIS 5.0 per share, of the Company.

“Permitted Indebtedness” means:

(a) Unsecured Indebtedness existing on the Closing Date and refinancings, renewals and extensions of any such Indebtedness if (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (ii) if the principal amount thereof or interest payable thereon is not increased, and (iii) the terms thereof are not less favorable to the Company or the Subsidiary incurring such Indebtedness than the Indebtedness being refinanced, renewed or extended;

(b) Guaranties by any Subsidiary of any “Permitted Indebtedness” of the Company or another Subsidiary;

(c) Indebtedness representing the deferred purchase price of property and capital lease obligations which collectively does not exceed $1,000,000 in aggregate principal amount; and

(d) Indebtedness of the Company to any wholly owned Subsidiary and Indebtedness of any wholly owned Subsidiary to the Company or another wholly owned Subsidiary which constitutes “Permitted Indebtedness.”

“Permitted Investments” means:

(a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof;

(b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and

(c) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with U.S. generally accepted accounting principles, consistently applied;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries; and

(f) Liens granted to secure the obligations of the Company or any Subsidiary under any Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” provided the Lien is limited to the property acquired or so financed.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Principal Reduction Amount” means Two Hundred Ten Thousand United States Dollars (US$210,000).

“Purchase Agreement” shall mean the Purchase Agreement, dated as of August 5, 2005, and as that agreement may be amended from time to time, by and among the Company and the Investors.

“Stated Maturity Date” shall have the meaning ascribed to such term in Section 4A(a) of this Note.

“Termination of Trading” will be deemed to have occurred at any time when the Ordinary Shares are neither listed for trading on a U.S. national securities exchange (including Nasdaq) or any system of automated dissemination of quotations of securities prices.

“Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc. or any other national securities exchange (including Nasdaq), a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on any system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on any system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

2. Purchase Agreement. This Note is one of the several 7 1/2% Convertible Notes of the Company issued pursuant to the Purchase Agreement (collectively, the “Company Notes”). This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement. This Note is transferable and assignable to any person to whom such transfer is permissible under the Purchase Agreement and applicable law. The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

3. No Right of Prepayment or Redemption. Except for payments of principal and interest in accordance with Sections 4A and 4B of this Note, this Note shall not be prepayable or redeemable by the Company prior to the Stated Maturity Date without the prior written consent of the Holder.

4A. Repurchase of the Note at the Option of the Holder.

(a) Subject to Section 4A(b) of this Note, payment of the Applicable Principal Balance of this Note shall be due and payable on June 3, 2013 (the “Stated Maturity Date”).

(b) The Company shall make twelve (12) consecutive monthly payments of the principal amount of this Note to the Holder, each such principal payment to be in the amount of Twenty Two Thousand Five Hundred United States Dollars (US$22,500)(each, a “Monthly Principal Payment”), which shall reduce the Applicable Principal Amount dollar for dollar, and no more. The first Monthly Principal Payment shall be due and payable on July 20, 2012, and each successive Monthly Principal Payment shall be due on the first Business Day of each calendar month thereafter (the date of each Monthly Principal Payment being referred to as a “Monthly Principal Payment Date”). If the Company timely makes each Monthly Principal Payment on the applicable Monthly Principal Payment Date, then, following the Holder’s receipt of the twelfth Monthly Principal Payment (which shall result in the Holder having received Monthly Principal Payments in an amount equal to the Aggregate Monthly Principal Payments), the then remaining outstanding principal balance of this Note shall automatically be forgiven by the Holder, the remaining outstanding principal balance of this Note shall cease to be outstanding and, upon payment in full of all accrued but unpaid interest (if any) then due and owing on this Note, this Note shall be considered indefeasibly paid for all intents and purposes. For the avoidance of doubt, (i) if the Company fails to make any Monthly Principal Payment, in full when due, then no principal amount of this Note shall be forgiven by the Holder, provided, however, that the provisions of this Section 4A(b)(i) shall not take effect if the Company makes such Monthly Principal Payment within ten (10) Business Days following its due date; and (ii) the forgiveness of any principal amount of this Note by the Holder in strict accordance with the immediately preceding sentence shall not discharge the Company’s obligation to pay all accrued but unpaid interest on this Note (if any) in accordance with Section 4B below.

(c) All payments of principal by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

4B. Interest.

(a) As of July 10, 2012, there is accrued but unpaid interest on this Note in the amount of Eight Thousand Five Hundred United States Dollars (US$8,500)(the “Existing Accrued Interest”). The Company shall pay the Existing Accrued Interest on or before July 20, 2012.

(b) From and after the occurrence of an Event of Default, all amounts due and owing under this Note shall automatically, and without action by any party hereto, bear interest at an annual rate of twelve percent (12%). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

(c) All payments of interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder. For the avoidance of doubt, other than payment of the Existing Accrued Interest as set forth in Section 4B(a) above and payment of interest on the Applicable Principal Balance following an Event of Default as set forth in Section 4B(b) above, the Applicable Principal Balance shall bear no interest of any kind whatsoever and no payment of interest to the Holder shall be due under this Note.

4C. Warrant.

Upon execution of this Note, the Warrant in the form of Exhibit 4C shall be executed by the Company and shall become effective upon the execution of this Note.

5. Repurchase of the Note at the Option of the Holder Upon Certain Events.

(a) If a Designated Event occurs, this Note shall be purchased by the Company, at the option of the Holder thereof, at a cash purchase price equal to 101% of the then Applicable Principal Amount, plus accrued and unpaid interest (if any) (the “Designated Event Repurchase Price”) to, but not including, the later of (i) the date that is 30 days following the date of the notice of a Designated Event delivered by the Company pursuant to clause (b) below and (ii) the effective date of the Designated Event (the later of such dates, the “Designated Event Repurchase Date”), subject to satisfaction by or on behalf of the Holder of the requirements set forth in clause (c) below.

(b) No later than 30 days after the occurrence of a Designated Event, the Company shall give written notice thereof to the Holder, which notice shall include a form of repurchase notice to be completed by the Holder and shall (i) state briefly, the events causing a Designated Event and the date of such Designated Event, (ii) specify the Designated Event Repurchase Price and (iii) the Designated Event Repurchase Date.

(c) The Holder may exercise its rights specified in this Section 5 upon delivery to the Company of (i) a written notice of purchase (a “Designated Event Repurchase Notice”) to the Company at any time on or prior to 5:00 p.m., New York time, on the Designated Event Repurchase Date stating the portion of the Note which the Holder will deliver to be purchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000, and irrevocably agreeing that such principal amount of the Note shall be purchased by the Company as of the Designated Event Repurchase Date and (ii) this Note.

(d) In the event that this Note is repurchased in part, upon surrender of this Note, the Company shall execute and deliver to the Holder a new Note equal in principal amount to the unpurchased portion of the Note surrendered (for the avoidance of doubt, without giving effect to any forgiveness under Section 4A).

6. Conversion Rights.

(a) Subject to and upon compliance with the provisions of this Note, prior to the Stated Maturity Date, the Holder shall have the right, at its option at any time, to convert some or all of the Note into such number of fully paid and nonassessable Ordinary Shares as is obtained by: (i) adding (A) the principal amount of this Note to be converted (for the avoidance of doubt, without giving effect to any forgiveness under Section 4A) and (B) the amount of any accrued but unpaid interest with respect to such portion of this Note to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Conversion Price then in effect. The rights of conversion set forth in this Section 6 shall be exercised by the Holder by giving written notice to the Company that the Holder elects to convert a stated amount of this Note into Ordinary Shares and by surrender of this Note (or, in lieu thereof, by delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder) at any time on the date set forth in such notice (which date shall not be earlier than the Company’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for Ordinary Shares shall be issued.

(b) Promptly after receipt of the written notice referred to in Section 6(a) above and surrender of this Note (or, in lieu thereof, by delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed), but in no event more than three (3) Business Days thereafter, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole Ordinary Shares issuable upon the conversion of such portion of this Note. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Company and this Note shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost security affidavit has been delivered to the Company), and at such time, the rights of the Holder shall cease with respect to the principal amount of the Notes being converted, and the Person or Persons in whose name or names any certificate or certificates for Ordinary Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) No fractional shares shall be issued upon any conversion of this Note into Ordinary Shares. If any fractional share of Ordinary Shares would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Ordinary Shares. In case the principal amount of this Note (for the avoidance of doubt, without giving effect to any forgiveness under Section 4A) exceeds the principal amount being converted, the Company shall, upon such conversion, execute and deliver to the Holder, at the expense of the Company, a new Note for the principal amount of this Note surrendered which is not to be converted.

(d) If the Company shall, at any time or from time to time while this Note is outstanding, pay a dividend or make a distribution on its Ordinary Shares in Ordinary Shares, subdivide its outstanding Ordinary Shares into a greater number of shares or combine its outstanding Ordinary Shares into a smaller number of shares or issue by reclassification of its outstanding Ordinary Shares any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter converting this Note shall be entitled to receive the number of Ordinary Shares or other capital stock which the Holder would have received if the Note had been converted immediately prior to such event upon payment of a Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder, without regard to any conversion limitation specified in this Section 6. Such adjustments shall be made successively whenever any event listed above shall occur.

(e) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Ordinary Shares immediately theretofore issuable upon conversion of this Note, without regard to any conversion limitation specified in Section 6, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Ordinary Shares equal to the number of Ordinary Shares immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, without regard to any conversion limitation specified in Section 6, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, without regard to any conversion limitation specified in Section 6, and the other obligations under this Note. The provisions of this paragraph (e) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(f) In case the Company shall fix a payment date for the making of a distribution to all holders of Ordinary Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 6(d)), or subscription rights or Notes, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of Ordinary Shares outstanding multiplied by the Market Price of Ordinary Shares immediately prior to such payment date, less the fair market value (as determined by the Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or Notes, and the denominator of which shall be the total number of Ordinary Shares outstanding multiplied by such Market Price immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.

(g) An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(h) In the event that, as a result of an adjustment made pursuant to this Section 6, the Holder shall become entitled to receive any shares of capital stock of the Company other than Ordinary Shares, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Note.

(i) Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion upon conversion of which the sum of (1) the number of Ordinary Shares beneficially owned by such Holder and its Affiliates (other than Ordinary Shares which may be deemed beneficially owned through ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of Ordinary Shares issuable upon the conversion of that portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of more than 9.99% of the then outstanding Ordinary Shares. The waiver by the Holder of any limitation contained in an Option or Convertible Security now or hereafter held by such holder that is similar or analogous to the limitations set forth in this Section 6(i) shall not be deemed a waiver or otherwise effect the limitation set forth in this Section 6(i), unless such waiver expressly states it is a waiver of the provisions of this Section 6(i). For purposes of this Section 6(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The Holder may waive the limitations set forth herein by sixty-one (61) days written notice to the Company.

(j) In case at any time any principal balance under this Note is still outstanding:

(i) the Company shall declare any dividend upon its Ordinary Shares or any other class or series of capital stock of the Company payable in cash or stock or make any other distribution to the holders of its Ordinary Shares or any such other class or series of capital stock;

(ii) the Company shall offer for subscription pro rata to the holders of its Ordinary Shares or any other class or series of capital stock of the Company any additional shares of stock of any class or other rights; or

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, any acquisition or a liquidation, dissolution or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, (a) at least ten (10) Business Days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (iii) of this Section 6(j) and (b) in the case of any event set forth in clause (iii) of this Section 6(j), at least ten (10) Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Ordinary Shares or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Ordinary Shares and such other series or class of capital stock shall be entitled to exchange their Ordinary Shares and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (iii) of this Section 6(j).

(k) Upon any adjustment of the Conversion Price, then and in each such case the Company shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(l) The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issuance upon conversion of this Note as herein provided, such number of Ordinary Shares as shall then be issuable upon the conversion of this Note without regard to the conversion limitations set forth in Section 6. The Company covenants that all Ordinary Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, that the Company will from time to time take all such action as may be requisite to assure that the par value per share of the Ordinary Shares is at all times equal to or less than the Conversion Price in effect at the time. The Company shall take all such action as may be necessary to assure that all such Ordinary Shares may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Ordinary Shares may be listed. The Company shall not take any action which results in any adjustment of the Conversion Price if the total number of Ordinary Shares issued and issuable after such action upon conversion of this Note would exceed the total number of Ordinary Shares then authorized by the Company’s articles of association or memorandum of association.

(m) The issuance of certificates for Ordinary Shares upon conversion of this Note shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

(n) The Company will not at any time close its transfer books against the transfer, as applicable, of this Note or of any Ordinary Shares issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.

(o) The conversion by the Holder of any portion of the principal amount of this Note shall not reduce the Aggregate Monthly Principal Payments unless the principal amount of this Note converted by the Holder into Ordinary Shares in accordance with this Section 6, solely from and after July 18, 2012, exceeds the Principal Reduction Amount and then only with respect to the principal amount so converted (solely from and after July 18, 2012) in excess of such Principal Reduction Amount.

7. [Reserved]

8. Covenants.

(a) So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company hereunder:

(i) The Company shall and shall cause each of its Subsidiaries to (A) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducting, (B) do all things necessary to remain duly organized, validly existing, and in good standing as a domestic corporation under the laws of its state of incorporation and (C) maintain all requisite authority to conduct its business in those jurisdictions in which its business is conducted.

(ii) The Company shall promptly notify the Holder in writing of (A) any change in the business or the operations the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and (B) any information which indicates that any financial statements which are the subject of any representation contained in the Transaction Documents, or which are furnished to the Holder pursuant to the Transaction Documents, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

(iii) The Company shall promptly notify the Holder of the occurrence of any Event of Default or any event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

(iv) The Company shall promptly notify the Holder of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency against the Company or any Subsidiary or to which the Company or any Subsidiary may be subject which alleges damages in excess of One Hundred Thousand United States Dollars (US$100,000).

(v) The Company shall promptly notify the Holder of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary is a party which default could reasonably be expected to have a Material Adverse Effect.

(vi) The Company shall and shall cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(vii) The Company shall and shall cause each Subsidiary to all times maintain with financially sound and reputable insurance companies insurance covering its assets and its businesses in such amounts and covering such risks (including, without limitation, hazard, business interruption and public liability) as is consistent with sound business practice and as may be obtained at commercially reasonable rates.

(viii) The Company shall and shall cause each Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ix) The Company shall and shall cause each Subsidiary to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.

(x) At its own expense, the Company shall and shall cause each Subsidiary to make, execute, endorse, acknowledge file and/or deliver any documents and take all actions necessary or required to maintain its ownership rights in its Intellectual Property, including, without limitation, (i) any action reasonably required to protect the Intellectual Property in connection with any infringement, suspected infringement, passing off, act of unfair competition or other unlawful interference with the rights of the Company or any Subsidiary in and to such Intellectual Property, and (ii) any registrations with the United States Patent & Trademark Office and any corresponding foreign patent and/or trademark office required for the Company or any Subsidiary to carry on its business as presently conducted and as presently proposed to be conducted. Except for non-exclusive licenses granted in the ordinary course of business, the Company shall not and shall cause each Subsidiary not to transfer, assign or otherwise convey the Intellectual Property, any registrations or applications thereof and all goodwill associate therewith, to any person or entity.

(xi) Promptly after the occurrence thereof, the Company shall and shall cause each Subsidiary to inform the Holder of all material developments, including without limitation

(i) entering into material agreements outside the ordinary course of business consistent with past practice, (ii) any issuance of debt securities by the Company or any Subsidiary, (iii) the incurrence of any Indebtedness by the Company or any Subsidiary, (iv) a change in the number of the Board of Directors of the Company, (v) a sale, lease or transfer of any material portion of the assets of the Company or any Subisdiary and (v) any change in ownership of any Subsidiary (specifying the details of any such change, including the identity and ownership amount of any new owner).

(b) So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company hereunder:

(i) The Company shall not and shall cause each Subsidiary not to create, incur, guarantee, issue, assume or in any manner become liable in respect of any Indebtedness, other than Permitted Indebtedness.

(ii) The Company shall not and shall cause each Subsidiary not to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than (i) Liens created pursuant to the Bank Control Agreement and (ii) Permitted Liens. The Company shall not be bound by any agreement which limits the ability of any Company to grant Liens.

(iii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates other than a wholly owned Subsidiary.

(iv) The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, declare or pay any dividends on account of any shares of any class or series of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or pay any interest, premium if any, or principal of any Indebtedness or redeem, retire, defease, repurchase or otherwise acquire any Indebtedness (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other payment in respect thereof or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that (i) the Company may make payments of interest, premium if any, and principal of the Notes in accordance with the terms hereof and (ii) provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing, the Company and its Subsidiaries may make regularly scheduled payments of interest and principal of any Permitted Indebtedness, (iii) any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its capital stock and (iv) the Company may repurchase capital stock from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee and in effect on the Closing Date (as defined in the Purchase Agreement), provided that (A) such repurchase is approved by a majority of the Board, (B) payments permitted under this clause (iv) shall not exceed $1,000,000 in the aggregate, and

(C) no such payment may be made if an Event of Default or an event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing or would result from such payment.

(v) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, engage in any new line of business.

(vi) The Company shall not and shall cause each Subsidiary not to make or own any Investment in any Person, including without limitation any joint venture, other than (A) Permitted Investments, (B) operating deposit accounts with banks, (C) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes and (D) investments by the Company in the capital stock of any wholly owned Subsidiary.

(vii) The Company shall not and shall cause each Subsidiary not to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.

(viii) The Company shall not and shall cause each Subsidiary not to settle, or agree to indemnify or defend third parties against, any material lawsuit, except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice. A material lawsuit shall be any lawsuit in which the amount in controversy exceeds $250,000. The provisions of this Section 7(b)(viii) shall not apply to commercial indemnities entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practices.

(ix) The Company shall not and shall cause each Subsidiary not to amend its bylaws, certificate of incorporation or other charter document in a manner adverse to the Holder.

9. Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) the failure of the Company to make any payment of principal on this Note or any of the Company Notes when due, whether at maturity, upon acceleration, upon a Monthly Principal Payment Date or otherwise;

(b) the failure of the Company to make any payment of interest on this Note or any other Company Note, or any other amounts due under the Transaction Documents when due, whether at maturity, upon acceleration or otherwise, and such failure continues for more than five (5) days;

(c) the Company and/or its Subsidiaries fail to make a required payment or payments on indebtedness for borrowed money of Two Hundred Fifty Thousand United States Dollars (US$250,000) or more in aggregate principal amount and such failure continues for more than ten (10) days;

(d) there shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company or its Subsidiaries of Two Hundred Fifty Thousand United States Dollars (US$250,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or a Subsidiary of notice of such acceleration);

(e) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;

(f) a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its Subsidiaries, exceeds Two Hundred Fifty Thousand United States Dollars (US$250,000) shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged;

(g) the Company is in breach of the requirements of Section 7.9 of the Purchase Agreement;

(h) if any representation or statement of fact made in the Purchase Agreement or any other Transaction Document proves to have been false in any material respect when made or furnished within two years of the Closing Date, or if any other representation or statement of fact furnished to the Holder at any time by or on behalf of the Company proves to have been false in any material respect when made or furnished; or

(i) if the Company fails to observe or perform in any material respect any of its covenants contained in the Transaction Documents (other than any failure which is covered by Section 9(a), (b) or (g)), and such failure continues for thirty (30) days after receipt by the Company of notice thereof.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note (for the avoidance of doubt, without giving effect to any forgiveness under Section 4A above) shall become immediately due and payable (A) upon election of the Holder, with respect to (a) through (d) and (f) through (i), and (B) automatically, with respect to (e). Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the other Transaction Documents. If an Event of Default occurs, the Company shall pay to the

Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder and under the other Transaction Documents.

10. No waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

11. Amendments in Writing. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Company expressly referring to this Note and setting forth the provision so excluded, modified or amended.

12. Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

13. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THE COMPANY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

14. Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15. Costs. In the event that legal proceedings are commenced by the Holder or the Company in connection with Note, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

16. Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase

Agreement (except that any notice to the Holder shall be delivered to the address set forth in this Note) or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

17. Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

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VIRYANET LTD.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO BY:

LIBERTYVIEW SPECIAL OPPORTUNITIES FUND, L.P.

By:
Name:
Title: